Exhibit 99.1
FOR IMMEDIATE RELEASE
FX REAL ESTATE AND ENTERTAINMENT INC.
Media Contact: Rick Matthews
212-843-8267
Robert F.X. Sillerman and The Huff Alternative Fund Purchase 4.97 Million Shares of FX Real Estate
and Entertainment Inc.’s Common Stock at $10 Per Share
Bryan Bloom and Michael Meyer Appointed
to Serve on Board of Directors
New York – May 15, 2008 – FX Real Estate and Entertainment Inc. (NASDAQ: FXRE), announced today that Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P. and an affiliate, together a principal stockholder of the Company, have purchased a total of 4.97 million shares of the Company’s common stock at $10 per share. Combined with the purchases made by Mr. Sillerman and Huff during the pendancy of the Company’s recently completed rights offering, Mr. Sillerman and Huff purchased a total of approximately 5.3 million and 3.8 million shares, respectively, at $10 per share. The Company raised a total of $98.7 million from the rights offering (including the purchases by Sillerman and Huff).
Mr. Sillerman stated, “The magnitude of the investments made by me and the Huff funds evidences our strong belief in the Company’s prospects and business plan and our commitment to building value for the Company’s stockholders. We are pleased with the successful conclusion of our new public company’s first capital raising initiative and look forward to the next steps in the development of our location-based entertainment projects that exploit our iconic content and brands.”
In connection with its purchase of shares, the Huff Fund received the right to appoint a designee to serve on the Company’s Board of Directors. Immediately following its purchase, the Huff Fund selected Bryan Bloom as its director designee. Mr. Bloom has served as counsel of W.R. Huff Asset Management Co. and its affiliates for the past fourteen years.
The Company also announced that Michael Meyer has been appointed to serve on the Board of Directors. Mr. Meyer is the founding partner of 17 Broad LLC, a diversified investment vehicle and securities consulting firm. Prior to founding 17 Broad LLC, from 2002 to 2007, Mr. Meyer served as Managing Director and Head of Credit Sales and Trading for Bank of America. Prior to that, Mr. Meyer spent four years as the Head of High Grade Credit Sales and Trading for UBS.
For more information about the transactions between the Company, Mr. Sillerman and the Huff fund, please see the Company’s public filings with the Securities and Exchange Commission, including the Company’s Forms 8-K filed on January 10, 2008, April 1, 2008 and May 15, 2008, which can be viewed at the SEC’s website at www.sec.gov.

About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central site. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site. FXRE has license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. [NASDAQ: CKXE], and Muhammad Ali Enterprises LLC, an 80%- owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. FXRE currently anticipates that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central Property, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
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